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                                                                    EXHIBIT 99.1


               COVANSYS ANNOUNCES THE SALE OF ITS STATE AND LOCAL
                       GOVERNMENT PRACTICE TO SABER CORP.

       COVANSYS FOCUSES ON HIGHER-GROWTH, HIGHER-MARGIN GLOBAL OUTSOURCING

FARMINGTON HILLS, MICH. (JUNE 1, 2006) - Covansys Corporation (NASDAQ: CVNS), a global consulting and technology services company, today announced that it has completed the previously announced sale of its State and Local Government practice to Saber Corp., a privately-held, leading provider of software and services to state and local governments. Saber is a portfolio company of Accel-KKR, a leading technology-focused private equity firm.

Raj Vattikuti, Covansys' President and Chief Executive Officer, said, "We are pleased to announce the completion of this sale because it allows Covansys to fully focus on its global outsourcing business. We look forward to delivering improved IT services and creating additional value for our shareholders."

The State and Local Government practice had revenue and income (loss) from operations of $75.7 million and $2.8 million for the year ended December 31, 2005 and $12.4 million and ($2.3 million) for the three months ended March 31, 2006, respectively.

Pro-forma revenue and income from operations of Covansys without the State and Local Government practice were $358.4 million and $43.1 million for the year ended December 31, 2005 and $97.0 million and $7.8 million for the three months ended March 31, 2006, respectively.

The agreement does not include Covansys' business process outsourcing (BPO) business or any of the assets or contracts that Covansys acquired with its acquisition of PDA Software Services in 2002.

ABOUT SABER

Saber, founded in 1997, is headquartered in Portland, OR. The privately held company has deep customer relationships with state and local government entities across the country, providing software and services that underpin essential functions such as voter registration, election management, public retirement programs, human services, public health services, motor vehicles, unemployment insurance, and forms and document processing. For more information, please visit www.sabercorp.com.

ABOUT ACCEL-KKR

Accel-KKR is a technology-focused private equity firm that invests primarily in technology businesses with $15 million to $150 million in revenue that are well positioned for top-line and bottom-line growth. At the core of Accel-KKR's investment strategy is a commitment to developing strong partnerships with the management teams


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of its portfolio companies and a focus on building value through the contribution of unique financial, strategic, technical, and operational resources. Accel-KKR has a particular focus on the following transactions:
Recapitalizations of family-owned or closely-held private companies, divisional buyouts of larger companies, and going-private transactions. For more information, please visit www.accel-kkr.com.

ABOUT COVANSYS

Headquartered in Michigan, Covansys Corporation (NASDAQ: CVNS) is a global consulting and technology services company specializing in industry-specific solutions, strategic outsourcing and integration services. Clients gain competitive advantage by leveraging our unique global delivery capability to achieve rapid deployment, world-class quality and reduced costs. Covansys is known for strategic outsourcing and technology solutions in the healthcare, financial services, retail and distribution, manufacturing, telecommunications and high-tech industries. Founded in 1985, Covansys now has more than 8,000 consultants and employees worldwide. Covansys was one of the first U.S.-based IT services companies to establish offshore facilities in India, and is a pioneer in seamlessly integrating offshore capabilities into its offerings. Two of the company's three wholly owned development centers in India are assessed at Level 5 in SEI CMM(R). All three are ISO 9001:2000 certified and assessed at Level 5 in PCMM(R), and five global facilities are BS7799-2:2002 certified. For more information, please visit: www.covansys.com.

CONTACTS:

FOR ACCEL-KKR:
Joseph Kuo / Andrea Calise
Kekst and Company
212-521-4800

FOR SABER:

Bob Patterson
MKTX, Inc.
503-646-6589
bobp@mktx.com

FOR COVANSYS CORPORATION:

INVESTORS:

James S. Trouba
(248) 848-2267
jtrouba@covansys.com

MEDIA:

Dorothy Chisholm
(248) 848-2283
dchisholm@covansys.com